Exhibit 10.2

CERTAIN PORTIONS OF THIS EXHIBIT HAVE BEEN OMITTED BASED UPON A REQUEST FOR CONFIDENTIAL TREATMENT AND THE NON-PUBLIC INFORMATION HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION.

Exclusive License and Development Agreement

between

Sorrento Therapeutics, Inc.

and

China Oncology Focus Limited

THIS EXCLUSIVE LICENSE AND DEVELOPMENT AGREEMENT (this “Agreement”) is made and entered into as of this 3rd day of October, 2014 (“Effective Date”) between Sorrento Therapeutics, Inc., a company organized and existing under the laws of the State of Delaware, United States of America (“USA”) with its principal offices at 6042 Cornerstone Court West, Suite B, San Diego, California 92121 US (“SORRENTO”), and China Oncology Focus Limited, a company organized and existing under the laws of British Virgin Islands with its registered office at Offshore Incorporations Centre, P.O. BOX 957, Road Town, Tortola, British Virgin Islands (“Lee’s”), an Affiliate of Lee’s Pharmaceutical Holdings Limited with a principal offices at Unit 110-111, Bio-Informatics Centre, No. 2 Science Park West Avenue, Hong Kong Science Park, Shatin, Hong Kong.

SORRENTO and Lee’s may be referred to herein individually as a “Party” and collectively as the “Parties.”

Recitals:

A.

SORRENTO is the owner of all rights, title and interest in and to the Patent Rights (as defined in Article 1.11) and the Licensed Compound (as defined in Article 1.6) disclosed in the Patent Rights, and desires to have Lee’s conduct pre-clinical and clinical research and development relating to the Licensed Compound and be able to manufacture and market the Licensed Compound and the Licensed Products in the territories of the PRC (as defined in article 1.13) Hong Kong SAR, Macau SAR and Taiwan .

B.

Lee’s has expertise in the areas of pre-clinical and clinical development and marketing infrastructure in the Territory (as defined in Article 1.14).  Lee’s wishes to: (i) conduct pre-clinical research and clinical development at its sole expense; (ii) file an IND (as defined in Article 1.4) with the CFDA (as defined in Article 1.2) to obtain approval to conduct clinical development of the Licensed Compound in the PRC; and (iii) file an NDA (as defined in Article 1.9) with the CFDA to obtain marketing approval of the Licensed Compound in the PRC. In accordance with the provisions of this Agreement, Lee’s will share with SORRENTO and its licensees of the Licensed Compound for countries outside of the Territory the data it has obtained in pursuing regulatory approval of the Licensed Compound in the PRC.

C.

Hence, the Parties desire to collaborate with the aim of developing and commercializing the Licensed Compound and the Licensed Products, and SORRENTO wishes to grant Lee’s an exclusive license to develop, make, have made, use, sell, offer to sell and import the Licensed Compound and the Licensed Products in the Territory for this purpose.

THEREFORE, in consideration of the premises and mutual covenants herein contained, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties, intending to be legally bound, agree as follows:

ARTICLE 1. DEFINITIONS

The terms defined herein have the meanings ascribed to them whenever used in this Agreement, unless otherwise clearly indicated by the context:

1.1

“Affiliate(s)” of a Person or Persons shall mean any other Person that, directly or indirectly, controls such Person or is controlled by such Person or is under common control with such Person, where “control” means power and ability to direct the management and policies of the controlled Person through ownership of voting shares of the controlled Person or by contract or otherwise.

1.2	“CFDA” shall mean the China Food and Drug Administration or any successor entity.
1.3	“Field” shall mean treatment and management of human diseases and disorders.
1.4	“IND” shall mean an Investigational New Drug Application or its equivalent in the PRC.
1.5

“Intellectual Property” shall mean: (i) patents, patent applications, patent licenses, know-how licenses, trade names, trademarks, service marks, trade dress, logos, corporate names and copyrights and any registration and application for registration; (ii) trade secrets, confidential information and proprietary information; (iii) whether or not confidential, technology, know-how, data, manufacturing and other processes and techniques, research and development information, drawings specifications, designs, plans, data, business and marketing plans, customer and supplier lists and information; (iv) databases, computer software and other information technology, including operating systems, source codes and specifications; and (v) all rights to bring actions or recover damages or other losses for present or past infringement of any of the foregoing.

1.6

“Licensed Compound” shall mean the IgG1 form of the fully human antibody called “*” listed as * clones * and * that binds to human PD-L1 and is described in published PCT application * where the antibody is called “*”, which is covered by the Patent Rights.

1.7	“Licensed Materials” shall mean the materials described in Exhibit E attached hereto.
1.8

“Licensed Products” shall mean any pharmaceutical product containing the Licensed Compound as an active ingredient, alone or in combination with other active ingredients and commercialized for an indication within the Field.

1.9	“NDA” shall mean a New Drug Application or its equivalent in the PRC.
1.10

“Net Sales” shall mean the gross amount actually received by Lee’s and its sublicensees on sales of Licensed Products, less: (a) credits or allowances, if any, actually granted; (b) discounts actually allowed; (c) freight, postage, and insurance charges and additional special packaging charges; and (d) customs duties, and excises, sales, taxes, duties or other taxes imposed upon and paid with respect to such sales (excluding what is commonly known as income taxes). In the case of any Licensed Product that contains or includes the Licensed Compound in combination with any other clinically active product(s) or ingredient(s) that is not a Licensed Compound (the “Other Product”), whether packaged together or in the same therapeutic formulation (a “Combination Product”), Net Sales for such Combination Product shall be calculated by multiplying actual Net Sales of such Combination Product by the fraction A/(A+B) where A is the average invoice price of the Licensed Product containing the Licensed Compound only, if sold separately, and B is the average invoice price of the Other Product in the Combination Product, if sold separately. If the Other Product in the Combination Product is not sold separately, Net Sales for the purpose of determining royalties of the Combination Product shall be calculated by multiplying actual Net Sales of such Combination Product by the fraction A/C, where A is the average invoice price of the Licensed Product containing the Licensed Compound only, if sold separately, and C is the average invoice price of the Combination Product.  If neither the Licensed Product containing the Licensed Compound only nor the Other Product in the Combination Product is sold separately, the Parties shall determine Net Sales for such Combination Product by mutual agreement based on the relative contribution of the Licensed Product containing the Licensed Compound only and the Other Product to the Combination Product.

1.11

“Patent Rights” shall mean all patents and patent applications that SORRENTO controls on the Effective Date and during the term of this Agreement (as defined in Article 11.1) including the patents and patent applications listed in Exhibit B attached hereto that include the Licensed Compound within the scope of its claims, which Patent Rights are necessary to develop, make, have made, use and sell the Licensed Products in the Territory.

1.12	“Person” shall mean any entity, corporation, company, partnership, association, trust, organization, government authority or individual.
1.13	“PRC” shall mean the People’s Republic of China.
1.14	“Territory” shall mean the PRC (including Hong Kong SAR and Macau SAR) and Taiwan and excludes the rest of the world.

[*]  Certain information on this page has been omitted and filed separately with the Securities and Exchange Commission.  Confidential treatment has been requested with respect to the omitted portion

ARTICE 2. LICENSE

2.1

Grant of License.  In consideration of the obligations and undertakings expressed in this Agreement and subject to the terms and conditions of this Agreement, SORRENTO hereby grants to Lee’s, and Lee’s accepts, an exclusive (even as to SORRENTO) license to develop, manufacture, make, have made, use, sell, offer to sell and import the Licensed Products under the Patent Rights, within the Field, and restricted to the Territory during the term of this Agreement.

2.2

Rights to Grant Sublicense.  Subject to the Article 4 below, SORRENTO hereby grants to Lee’s, and Lee’s accepts, a right to sublicense Lee’s rights under this Agreement, including the right to develop, manufacture, sell and offer to sell the Licensed Compound and the Licensed Products in the Field and within the Territory.  All sublicensees shall hold their rights contingent on Lee’s rights under this Agreement.  Any loss by Lee’s of its rights under this Agreement due to a termination of this Agreement for Lee’s breach, or due to any other reason, shall automatically cause all of the sublicensees to lose the same rights under the Sublicense Agreements (as defined in Article 3.1 below).

2.3	No Implied License. Except as specifically provided in this Agreement, SORRENTO does not grant Lee’s any other licenses or rights whether by implication, estoppel or otherwise.

ARTICLE 3. SUBLICENSE

3.1

Sublicenses.  During the term (as defined in Article 11.1) Lee’s may enter into one or more sublicense agreement(s) (“Sublicense Agreement”) to sublicense its rights under Article 2 for the manufactureand sale of the Licensed Products in the Territory. Subject to the terms and conditions of this Agreement, any Sublicense Agreement shall be executed by Lee’s and sublicensee, meanwhile SORRENTO shall be informed with written notice. Lee’s has the right, at its discretion, to replace sublicensee or add another third party to enter into an Sublicense Agreement, provided the Sublicense Agreement (a) is subject to the terms and conditions hereof; (b) approved by sublicensee; and (c) SORRENTO is provided with written notice, subject to SORRENTO’s prior written consent as provided in Article 3.2 below.

3.2

Consultation.  Lee’s shall consult with and obtain SORRENTO’s written consent prior to entering into any Sublicense Agreement, provided, however, that SORRENTO shall not unreasonably withhold or delay such consent and provided that no such consent shall be required in case of any Sublicense Agreement is entered into with any Affiliate of Lee’s.    Unless otherwise agreed by SORRENTO, each Sublicense Agreement shall require the sublicensee’s management to communicate its plan for the manufacture and sale of the Licensed Products and implement processes for consistent communication and coordination between the third party and SORRENTO during the term of the Sublicense Agreement.

3.3

Responsibility of Lee’s.  Lee’s agrees that it shall be fully responsible and liable for any breach of the terms of this Agreement by any of its sublicensees to the same extent as if Lee’s itself has committed any such breach.

ARTICLE 4. PAYMENTS

4.1

License Issue Fee. As consideration for the rights and licenses granted by SORRENTO to Lee’s under this Agreement, Lee’s shall pay SORRENTO an upfront license fee of US$* (US$ *) upon execution of this Agreement.

4.2

Development Expenses.  In exchange for the license under Article 2, Lee’s shall pay all fees and expenses incurred for the pre-clinical and clinical development (“Development Expenses”) of the Licensed Compound in the Territory.

4.3

Royalties and Fees. Lee’s or its sublicensees shall pay SORRENTO a royalty based on Net Sales of Licensed Products by Lee’s and its sublicensees during the term of this Agreement in the Territory. The royalty rate shall be: (i) *percent (*%) for the first US$* of Net Sales per calendar year; (ii) *percent (*%) for Net Sales per calendar year of US$* to US$* per calendar year; (iii) * percent (*%) for Net Sales per calendar year of US$* to US$* per calendar year; (iv) * percent (*%) for Net Sales per calendar year of US$* to US$* per calendar year; (v) *percent (*%) for Net Sales per calendar year of US$* to US$* per calendar year; and (vi) *percent (*%) for Net Sales per calendar year in excess of US$*. All amounts payable hereunder shall be net amounts without any deductions or withholdings but subject to applicable tax withholdings.

4.4

Duration of Royalty Obligations. Lee’s royalty obligations as to each Licensed Product shall terminate on a country-by-country basis concurrently with the expiration of the last to expire of a claim within the licensed Patent Rights that covers such Licensed Product in the given country of the Territory or, if no patents issue containing a claim within the licensed Patent Rights in the given country of the Territory or if no patent applications are filed in that given country of the Territory, then ten (10) years from the first commercial sale in that country.

[*]  Certain information on this page has been omitted and filed separately with the Securities and Exchange Commission.  Confidential treatment has been requested with respect to the omitted portion

4.5

Sublicense Payments.  Any and all non-refundable upfront or milestone payments due to Lee’s pursuant to the Lee’s grant of a sublicense to a third party for the Licensed Products (“Sublicense Revenues”) shall be reported to SORRENTO by Lee’s within sixty (60) days after the end of the calendar quarter in which Lee’s received payment of such Sublicense Revenue (each, a “Notice”).  Lee’s shall pay to SORRENTO a non-creditable, non-refundable percentage of these Sublicense Revenues according to the following schedule concurrently with the delivery of the Notice relating to such Sublicense Revenue (“Sublicense Payments”):

Time of Grant by Lee’s to Sublicensee (developmental milestone achieved)		Percent of Sublicense Revenues Payable by Lee’s to SORRENTO
4.5.1	Sublicense executed prior to initiation of a Phase I clinical trial	*%
4.5.2	Sublicense executed upon or after the initiation of a Phase I clinical trial, but before the completion of a Phase II clinical trial	*%
4.5.3	Sublicense executed upon or after the completion of a Phase II clinical trial	*%

Any non-cash consideration in lieu of cash payment received by Licensee from Sublicensees or other third parties pursuant to the grant of a sublicense to the Licensed Product shall be valued at its fair market value as of the date of receipt.

4.6

Payment Method - Due Dates. All payments by Lee’s shall be made by wire transfer to an account designated by SORRENTO from time to time. All payments shall be subject to applicable local governmental and withholding taxes. All royalties and other amounts shall be paid in $USD.

4.7

Overdue Payments.  In the event any payment due hereunder is not made when due, the payment shall accrue interest (beginning on the date such payment is due) calculated at the prime interest rate quoted by The Wall Street Journal, Eastern edition, on the date said payment is due plus two percent (2%) per annum and such payment when made shall be accompanied by all interest so accrued.  The remittance of such interest shall not foreclose SORRENTO from exercising any other rights it may have pursuant to this Agreement because such payment is late.

[*]  Certain information on this page has been omitted and filed separately with the Securities and Exchange Commission.  Confidential treatment has been requested with respect to the omitted portion

ARTICLE 5. ROYALTY REPORTS AND ACCOUNTING

5.1

Royalty Reports and Records. Upon commencement of the sale of any Licensed Products, Lee’s shall furnish, or cause to be furnished to SORRENTO, written royalty reports governing each of Lee’s semesters (January-June and July-December) showing:

(i)	The Net Sales of all Licensed Products sold by Lee’s and its sublicensees during the reporting period and the royalties payable by Lee’s in $USD;
(ii)	the exchange rates used to calculate the royalties payable in $USD; and
(iii)	any withholding taxes required to be made from such royalties.

With respect to sales of the Licensed Products invoiced in $USD, if any, the gross sales, Net Sales and royalties payable shall be expressed in $USD.  With respect to sales of the Licensed Products invoiced in a currency other than $USD, the gross sales, Net Sales and royalties payable shall be expressed in such currency with the $USD equivalent of the royalty payable, calculated using the simple average of the exchange rates published in the Wall Street Journal, Eastern Edition, under the heading “Current Trading” on the last day of each month during the reporting period.

Royalty reports shall be made on a semester basis.  Yearly royalty reports shall be due within ninety (90) days of the close of every semester (January-June and July-December) and shall be prepared in accordance with IFRS.  Lee’s shall keep accurate records in sufficient detail to enable royalties and other payments payable hereunder to be determined.

5.2

Right to Audit.  SORRENTO shall have the right, at its sole discretion, however no more than once every calendar year and upon prior notice to Lee’s, through an independent certified public accountant selected by SORRENTO to have access during normal business hours to those records of Lee’s as may be reasonably necessary to verify the accuracy of the royalty reports required to be furnished by Lee’s pursuant to Article 4.3 of this Agreement.  Lee’s shall include in all Sublicense Agreements a provision requiring the sublicensee to keep and maintain records of sales made pursuant to such sublicense in accordance with IFRS and to grant access to such records by SORRENTO’s independent certified public accountant, as applicable, under the same terms that SORRENTO has access to Lee’s records. If such independent certified public accountant report shows any underpayment of royalties by Lee’s or its sublicensees; within thirty (30) days after Lee’s receipt of such report, Lee’s shall remit or shall cause its sublicensees to remit to SORRENTO:

(i)	the amount of such underpayment; and
(ii)

if such underpayment exceeds five (5%) percent of the total royalties owed for the fiscal year then being reviewed, the reasonably necessary fees and expenses of such independent certified public accountant performing the audit.  Otherwise, fees and expenses of SORRENTO's accountants shall be borne by SORRENTO.  Upon the expiration of thirty-six (36) months following the end of any fiscal year, the calculation of royalties payable with respect to such fiscal year shall be binding and conclusive on SORRENTO and Lee’s, unless an audit for such fiscal year is initiated before expiration of such thirty-six (36) months.  Lee’s shall retain, and shall cause its sublicensees to retain those records required to be maintained pursuant to this Article 5.2 in respect of each fiscal year for a period of thirty six (36) months after the end of such fiscal year.

ARTICLE 6. MILESTONE PAYMENTS

6.1.	CFDA Achievement Payments. 1st NDA approval by the CFDA (1st indication) – US$ * (US$*); 2nd NDA regulatory approval granted by the CFDA for new indication - US$ * (US$ *).
6.2	Sales Milestone Payments. Upon achievement of each of the milestone events set out in the following table, Lee’s shall pay the amount set out next to such milestone event in the table:

Milestone event	Amount to be paid

The first calendar year in which the annual Net Sales in the Territory by Lee’s exceed US$ *	US$ * (US$ *)
The first calendar year in which the annual Net Sales in the Territory by Lee’s exceed US$ *	US$ * (US$*)
The first calendar year in which the annual Net Sales in the Territory by Lee’s exceed US$ *	US$ * (US$ *)
The first calendar year in which the annual Net Sales in the Territory by Lee’s l exceed US$ *	US$ * (US$ *)
The first calendar year in which the annual Net Sales in the Territory by Lee’s exceed US$ *	US$ * (US$ *)

Payment of the sales milestones described above shall be made within six (6) months after the end of the calendar year in question. Only one sales milestone can, however, be due in the same calendar year. If more than one such milestone is achieved in the same calendar year, the second milestone will be deferred to the first royalty payment date of the subsequent calendar year.

6.3

Required Stock Purchase. Simultaneous with the execution of this Agreement, Lee’s or a Lee’s Affiliate shall subscribe to purchase 400,000 new shares of Sorrento Therapeutics common stock for a total purchase price of US$ 3 Million six hundred thousand (US$ 3,600,000) under a Stock Purchase Agreement whose form is provided as Exhibit C.

[*]  Certain information on this page has been omitted and filed separately with the Securities and Exchange Commission.  Confidential treatment has been requested with respect to the omitted portion

ARTICLE 7. ADDITIONAL OBLIGATIONS

7.1	SORRENTO Obligations.
(i)	Following the Effective Date and during the term of this Agreement, SORRENTO shall promptly provide to Lee’s
(a)

all the technology, know-how, data, manufacturing, development and other information which is necessary to develop, make, have made, use and sell the Licensed Compound and the Licensed Products in the Territory; and

(b)	the Licensed Materials.
(ii)	SORRENTO shall be responsible for patent strategy and pay all patent filings and future patent prosecutions and maintenance costs.
7.2	Lee’s Obligations. Lee’s warrants and covenants that:
(a)

Lee’s shall take all steps necessary to insure that the Licensed Compound or any Licensed Products are not sold, distributed, transported, exported or otherwise commercialized outside of the Territory by Lee’s or its Affiliates, sublicensees or distributors.

(b)	Lee’s shall be responsible for the actions of any distributors, Affiliates or sublicensees.
(c)

If the Licensed Compound or any Licensed Products are sold, distributed, transported, exported or otherwise commercialized outside of the Territory by Lee’s or its Affiliates, sublicensees or distributors, Lee’s shall be responsible for any and all payment arising in connection with SORRENTO’s pursuing any and all legal actions against such violation.

(d)

Lee’s agrees that SORRENTO has the right to use all pre-clinical protocol and data, as well as clinical trial protocol, data and results obtained in the Territory to support development and commercialization of the Licensed Compound outside of the Territory.

7.3

Lee’s Diligence Obligations and Commercial Development Plan.  Lee’s agrees to provide to SORRENTO a commercial development plan within six (6) months of the Effective Date, under which Lee’s intends to bring the Licensed Product to the point of commercial use (the “Commercial Development Plan”) within the Territory. The Commercial Development Plan shall incorporate the target performance benchmarks listed in Exhibit D, as may be amended from time to time (the “Benchmarks”). Upon its completion, Lee’s Commercial Development Plan shall be executed by SORRENTO and Lee’s and incorporated herein.

7.4

Progress Reports on Commercial Development Plan and Benchmarks.  Lee’s shall provide written annual reports on its product development progress or efforts to commercialize under the Commercial Development Plan in the Territory within sixty (60) days after June 30 of each calendar year.  These progress reports shall include, but not be limited to:  progress on research and development, copies of the Licensed Products’ data generated during that year, status of applications for regulatory approvals, manufacturing, sublicensing, marketing, importing, and sales during the preceding calendar year, as well as plans for the period ending June 30 of the following calendar year.  If reported progress differs materially from that projected in the Commercial Development Plan, Lee’s shall explain the reasons for such differences.  In any such annual report, Lee’s may propose amendments to the Commercial Development Plan or Benchmarks.

ARTICLE 8. OWNERSHIP OF INTELLECTUAL PROPERTY

8.1

General.  Each Party shall retain all of the right, title and interest in and to the Intellectual Property owned by such Party as of the Effective Date. Any improvements, enhancements, updates, or the equivalents of each Party’s Intellectual Property (“Improvements”) shall be owned by the Party which owns such Intellectual Property.

8.2

Improvement. If Lee’s, its Affiliates, and/or sublicensees, develop or create any Improvements in relation to the Licensed Compound and/or the Licensed Products during the term of this Agreement, such Improvements shall be solely owned by Lee’s. Lee’s shall immediately disclose such Improvements and the relevant technical documents and other data in connection therewith to SORRENTO as soon as practically possible after they are developed or created. Lee’s hereby grants to SORRENTO an exclusive license to use and otherwise exploit such Improvements outside the Territory.

If SORRENTO desires to exploit any such Improvements, SORRENTO shall notify Lee’s in writing. Following Lee’s receipt of such notice, the Parties shall negotiate in good faith and on a case-by-case basis, the terms and conditions of such license, including commercially reasonable royalty rates, provided that such royalty shall in no event exceed 5% on relevant net sales.

For the sake of clarity, it is understood that the direct or indirect use or reference to Lee’s Improvements in relation to: (i) the conduct of clinical trials; and/or (ii) the obtainment of regulatory approvals; and/or (iii) the commercialization of Licensed Products outside the Territory will imply the automatic exploitation of such Improvements by SORRENTO.

8.3	This Section is purposely left blank.
8.4

Third Party Infringement.  If Lee’s becomes aware of any activity that it believes represents an infringement of any Intellectual Property licensed under this Agreement, Lee’s shall promptly advise SORRENTO of all relevant facts and circumstances pertaining to the potential infringement. SORRENTO shall have the first right, but not the obligation, to enforce or have enforced, at its own expense, its rights to the Intellectual Property, including, without limitation, the Patent Rights, licensed hereunder against infringement by a third party in the Territory and shall be entitled to retain recovery from such enforcement in the Territory (an “Enforcement Action”).   In the event that SORRENTO fails to initiate an Enforcement Action to enforce its rights to the Intellectual Property against infringement by a third party in the Territory within ninety (90) days of a request by Lee’s to do so, Lee’s may (but shall not be obligated to) initiate an Enforcement Action against such infringement at its own expense.  The Party initiating or defending any such Enforcement Action (the “Enforcing Party”) shall keep the other Party reasonably informed of the progress of any such Enforcement Action, and such other Party shall have the right to participate with counsel of its own choice at its own expense.  In any event, the other Party shall reasonably cooperate with the Enforcing Party, including providing reasonably necessary information and materials and, if required to bring such action, the furnishing of a power of attorney or being named as a party, at the Enforcing Party’s request and expense. Neither Party shall settle any such Enforcement Action in a manner adverse to the other Party without the prior written consent of the other Party, which consent shall not be unreasonably withheld.

ARTICLE 9. INDEMNIFICATION

9.1

Disclaimer.  Except as otherwise expressly set forth in this Agreement, SORRENTO makes no assertions and extends no warranties or conditions of any kind, either express or implied, with respect to the intellectual property licensed hereunder or information disclosed hereunder, including, but not limited to, express or implied warranties of merchantability for a particular purpose, validity of any intellectual property licensed hereunder, whether patented or unpatented, or non-infringement of the property rights of third parties.

9.2

Indemnification.  Each party shall indemnify and hold harmless the other Party and its agent, directors, employees and Affiliates (“Indemnified Persons”) from and against any and all liabilities, damages, costs or expenses (including reasonable attorneys’ fees and disbursements) arising out of or related to any third party claim, demand, suit, action or proceeding (“Third Party Claim”) which is the results of (i) any breach or non-performance of the indemnifying Party’s obligations, assertions or warranties under this Agreement, or (ii) the gross negligence or intentional misconduct of the indemnifying Party; provided, however, that the foregoing indemnification obligation shall not apply to the extent that the Third Party Claim is the results of (y) any breach or non-performance of an Indemnified Person’s obligations, assertions or warranties under this Agreement, or (z) the gross negligence or intentional misconduct of an Indemnified Persons.

9.3

Lee’s Indemnification Obligation.  Lee’s shall indemnify and hold harmless SORRENTO and SORRENTO Indemnified Persons from and against any Third Party Claim which is the results of (i) the death of, injury to, or damage to property of any Person resulting from the research, development, manufacture and/or use of the Licensed Compound in the Territory, or (ii) any product liability, pre-clinical trial liability or other claims to the extent caused by Lee’s fault, whether willful or negligent.

9.4

Indemnification Procedures.  The Indemnified Persons shall give written notice to the indemnifying Party with reasonable promptness upon becoming aware of any Third Party Claim or other facts upon which a claim for indemnification will be based; the notice shall set forth such information with respect thereto as is then reasonably available to the Indemnified Persons.  The indemnifying Party shall have the right to undertake the defense of any such Third Party Claim and the Indemnified Persons shall cooperate in such defense and make available all records, materials and witnesses reasonably requested by the indemnifying Party in connection therewith at the indemnifying Party’s expense.  The indemnifying Party shall not be liable for any Third Party Claim settled without its consent, which consent shall not be unreasonably withheld or delayed.

ARTICLE 10. CONFIDENTIALITY

10.1

  Confidentiality.  Each Party shall, and shall cause its Affiliates and sublicensees to, keep secret and confidential all Intellectual Property licensed hereunder, non-public information, data and know-how of the other Party received prior to execution of or under this Agreement (“Confidential Information”) and shall not use the Confidential Information for any purpose other than for the purposes permitted in this Agreement, provided that a Party shall have no obligation to maintain the secrecy of Confidential Information which: (a) at the time of disclosure by the disclosing Party is in the public domain; (b) after disclosure by the disclosing Party enters the public domain through no improper conduct of the receiving Party or its Affiliate; (c) prior to disclosure by the disclosing Party was already in the possession of the receiving Party as evidenced by the receiving Party’s written records; (d) subsequent to disclosure hereunder is obtained by the receiving Party from third parties who are lawfully in possession of such information, data and know-how and are not subject to an obligation to refrain from disclosing such information, data and know-how to others; or (e) is required to be revealed under compulsion of law, provided that the Party under a legal compulsion to disclose the Confidential Information makes every effort to preserve the confidentiality of the information and also provides the disclosing Party sufficient prior notice of the disclosure, so that such disclosing Party shall have an opportunity to take whatever action it deems necessary or desirable to protect its Confidential Information.

10.2

  Exceptions.  Notwithstanding the provisions of Article 10.1, a Party shall be entitled to disclose Confidential Information for the purpose of implementing this Agreement: (a) to any of the Party’s representatives who have a need to know, provided the recipients have been informed of and are bound to secrecy obligations substantially similar to the provisions of this Article 11; (b) prior to filing an IND package, a Party shall be entitled to disclose Confidential Information to Regulatory Authorities who have a need to know which have been advised of the confidential status of the Confidential Information, provided all necessary procedures are followed to preserve confidentiality; (c) to the extent such disclosure is reasonably necessary in filing or prosecuting patent, copyright and trademark applications, prosecuting or defending litigation, complying with applicable governmental regulations, obtaining regulatory approval, conducting preclinical or clinical trials, or otherwise required by law, provided, however, that if a Party is required by law or regulation to make any such disclosure of the other Party's Confidential Information it will, except where impracticable for necessary disclosures, for example in the event of medical emergency, give reasonable advance notice to the other Party of such disclosure requirement and, except to the extent inappropriate in the case of patent applications, will use its reasonable efforts to secure confidential treatment of such Confidential Information required to be disclosed; or (d) to the extent mutually agreed in writing by the Parties.

Specific aspects or details of Confidential Information shall not be deemed to be within the public domain or in the possession of the receiving Party merely because the Confidential Information is embraced by more general information in the public domain or in the possession of the receiving Party.  Further, any combination of Confidential Information shall not be considered in the public domain or in the possession of the receiving Party merely because individual elements of such Confidential Information are in the public domain or in the possession of the receiving Party unless the combination and its principles are in the public domain or in the possession of the receiving Party.

10.3	Survival. The provisions of this Article 10 shall survive termination of this Agreement howsoever caused.

ARTICLE 11. TERM AND TERMINATION

11.1

Term.  This Agreement shall take effect from the Effective Date and will continue in full force and effect on a country-by-country basis until the last to expire of the Patent Rights, unless earlier terminated by the terms of this Agreement. In the event that there are no patents issue containing a claim within the licensed Patent Rights in the given country of the Territory or if no patent applications are filed in that given country of the Territory, then this Agreement expires ten (10) years from the first commercial sale in that country of the Territory. Upon expiration of this Agreement, the licenses granted to Lee’s under Articles 2 and 3 shall become fully paid-up and irrevocable.

11.2

In the event that any of the following occurs, either Party shall be entitled to immediately terminate this Agreement by giving written notice to that effect: (i) the other Party becomes generally unable to pay its debts as they become due; (ii) the other Party takes possession of or a receiver is appointed over any of the substantial property or assets of such other Party so that it is not expected to achieve the purpose of this Agreement; (iii) the other Party makes any voluntary arrangement with its creditors or becomes subject to an administration order; or (iv) the other Party goes into liquidation (except for the purposes of amalgamation or reconstruction and in such manner that the entity resulting therefrom effectively agrees to be bound by or assume the obligations imposed on that other party under this Agreement).

11.3

Termination by SORRENTO.  SORRENTO shall have the right to terminate this Agreement, without recourse by Lee’s, upon: (i) a material breach of this Agreement by Lee’s, (ii) Lee’s failure to pay royalties and other amounts set forth in Article 3 to SORRENTO within sixty (60) days of the due date; (iii) an infringement by Lee’s, its sublicensee or a third party of Intellectual Property licensed hereunder; (iv) production, manufacture, sale, or any other use or exploit of the Licensed Compound or Licensed Products outside of the Territory by Lee’s or its sublicensee or (v) Lee’s or a sublicensee’s failure to diligently pursue Licensed Products’ approval as set forth in Section 7.3 herein.

11.4

Termination by Lee’s.  Lee’s shall have the right to terminate this Agreement, without recourse by SORRENTO, upon (i) a material breach of this Agreement by SORRENTO such as any other grant by SORRENTO to a third party of a license to make, have made, use, sell and offer to sell the Licensed Compound in the Field inside of the Territory or the making, using, selling or offering to sell directly by SORRENTO or by its other licensees of the Licensed Compound in the Field in the Territory; or (ii) at any time upon at least sixty (60) days prior written notice.

11.5

Obligation Upon Termination.  (i) If this Agreement is terminated pursuant to Article 11.3 or 11.4 (ii):  (a) Lee’s shall forfeit any and all rights related to the Intellectual Property licensed hereunder, and all data, discoveries and materials provided under this Agreement shall be promptly returned to SORRENTO by and at the expense of Lee’s; (b) Lee’s shall transfer SORRENTO all data, discoveries, materials, information and know-how in Lee’s or its Affiliates’ possession relating to the Licensed Compound and the Licensed Products, at the expense of Lee’s; (c) if Lee’s develops or creates any Improvements in relation to the Licensed Compound, Lee’s shall duly transfer the ownership of such Improvements to SORRENTO, at no cost to SORRENTO; (d) if Lee’s has filed an IND with the CFDA and obtained approval to conduct clinical trial of the Licensed Compound, Lee’s shall assign such approval and the related documents in connection therewith to SORRENTO or a party designated by the SORRENTO within thirty (30) days after SORRENTO’s request, at no cost to SORRENTO; (e) Lee’s shall, during the term of this Agreement and at any time thereafter, properly execute and deliver any and all documents, affidavits, etc., requested by SORRENTO to confirm SORRENTO’s ownership to the Intellectual Property licensed hereunder, at the expense of Lee’s; and (f) if Lee’s has entered into a Sublicense Agreement with one or more sublicensees, upon the request of SORRENTO at its discretion, Lee’s shall terminate the Sublicense Agreement or transfer any and all rights and obligations of Lee’s under the Sublicense Agreement to SORRENTO, at no cost to SORRENTO; (ii) If this Agreement is terminated pursuant to Article 11.4 (i), Lee’s, its Affiliates and sublicensees shall automatically receive an exclusive, non-royalty bearing license under the Patent Rights in the Territory.

11.6

Compensation.  In the event of termination of this Agreement due to any causes attributable to any Party, such Party shall compensate the other Party for any and all damages incurred by the other Party due to the termination, unless explicitly otherwise provided herein.  No Party shall be entitled to compensation for damages if the Parties decide to terminate this Agreement by mutual consent due to unexpected results from studies on the Licensed Compound, including confirmation of a toxicity level which indicates that additional development of the Licensed Compound cannot be conducted.

ARTICLE 12. GENERAL PROVISIONS

12.1

Assignment.  Neither Party shall assign this Agreement or any part thereof without the prior written consent of the other Party, which consent shall not be unreasonably withheld or delayed.  Each Party may, however, without such consent, assign or sell its rights under this Agreement: (a) in connection with the sale or transfer of all or substantially all of its pharmaceutical business to a third party; (b) in the event of a merger or consolidation with a third party; or (c) to an Affiliate.  No assignment shall relieve any Party of responsibility for the performance of any accrued obligation which such Party has under this Agreement.  Any assignment shall be contingent upon the assignee assuming in writing all of the obligations of its assignor under this Agreement.

12.2

Independent Contractors. The relationship between each of the Parties shall not constitute a partnership or agency.  No Party has the power or the right to bind, commit or pledge the credit of any other Party.

12.3

Publicity.  The Parties agree to keep the existence of this Agreement and the terms hereof confidential and agrees not to disclose any such information to any third party (other than counsel) without the prior written consent of the other Party.

12.4

Governing Law; Governing Language.  This Agreement and all amendments, modifications, alterations, or supplements hereto, and the rights of the Parties hereunder, shall be construed under and governed by the laws of California, exclusive of its conflicts of laws principles.  This Agreement has been prepared in the English language and the English language shall control its interpretation.  All consents, notices, reports and other written documents to be delivered or provided by a Party under this Agreement shall be in the English language, and in the event of any conflict between the provisions of any document and the English language translation thereof, the terms of the English language translation shall control.

12.5

Dispute Resolution.  If any dispute or disagreement shall arise between the Parties hereto concerning the construction of this Agreement or the rights, duties or liabilities of either Party hereunder, the Parties shall strive to settle the dispute amicably, but if they are unable to do so, the dispute or difference shall be solely and finally settled by arbitration in London, United Kingdom under the Rules of Arbitration of the International Chamber of Commerce by three (3) arbitrators appointed in accordance with such Rules.  Each Party will be responsible for all of its own costs and expenses including but not limited to attorneys’ fees and expenses, travel, expert witnesses, consultants, transcripts and the like.  The filing fee and arbitrator’s fee will be paid by the appealing Party. Notwithstanding the foregoing, to the extent permitted by the applicable law, SORRENTO will be permitted, at its sole cost and expense, to seek injunctive and permanent relief to prevent any violation of this Agreements or loss of any rights relating to or arising in connection with Intellectual Property licensed hereunder to any court of competent jurisdiction.

12.6

Entire Agreement.  This Agreement, together with the Exhibits attached hereto, constitutes the entire agreement between the Parties with respect to the subject matter hereof and shall not be modified, amended or terminated, except as herein provided or except by another agreement in writing executed by the Parties hereto.

12.7

Waiver.  No provision of this Agreement may be waived except by a writing signed by the Party entitled to the benefit thereof, and no such waiver of any provision hereof in one instance shall constitute a waiver of any other provision or of such provision in any other instance.  No omission, delay or failure on the part of any Party hereto in exercising any rights hereunder will constitute a waiver of such rights or of any other rights hereunder.

12.8

Severability. In the event that any of the provisions of this Agreement shall be determined invalid, void or unenforceable, such provision shall be deemed to be deleted from this Agreement and the remaining provisions of this Agreement shall continue in full force and effect.

12.9

Force Majeure. If an event of force majeure, any act, cause, contingency or circumstances beyond the reasonable control of such Party, including, but not limited to, any government action, order or restriction (whether foreign, federal or state), war (whether or not declared), public strike, riot, labor dispute, act of God, flood or public or natural disaster (“Force Majeure”) occurs, such occurrence could not have been reasonably foreseen by either Party at the execution hereof, and such occurrence is not attributable to either Party, and a Party is prevented from performing its obligations under this Agreement (the “Affected Party”), such Affected Party shall not be liable for failure to perform, in whole or in part, its obligations under this Agreement and shall promptly provide written notice after the occurrence of the Force Majeure to the other non-affected Party (the “Non-Affected Party”).  The Affected Party shall use all reasonable efforts to expeditiously mitigate the delay or failure to perform its obligations affected by the Force Majeure.  Both Parties will discuss in good faith and determine treatment of this Agreement and shall continue at all times to perform and observe the terms and conditions of this Agreement insofar as they are not affected by such Force Majeure.

12.10	Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

12.11

Notices.  All notices, statements, and reports required to be given under this Agreement shall be in writing and shall be deemed to have been given upon delivery in person or, when deposited in the mail in the country of residence of Party giving the notice, registered or certified postage prepaid or with a professional courier service (e.g., FedEx or UPS), and addressed as follows:

To SORRENTO:	Sorrento Therapeutics Inc. 6042 Cornerstone Court West San Diego, California 92121 US Attn: Henry Ji, Ph.D.

Fax: +858 210 3759 e-mail: hji@sorrentotherapeutics.com

To Lee’s:

China Oncology Focus Limited
Offshore Incorporations Centre
PO BOX 957
Road Town, Tortola
British Virgin Islands
c/o Unit 110-111, Bio-Informatics Centre
No. 2 Science Park West Avenue
Hong Kong Science Park, Shatin, Hong Kong.
Attn: Dr. Li Xiaoyi

Fax: +852 2314 1708 e-mail: drli@leespharm.com

Any Party hereto may change the address to which notices to such Party are to be sent by giving notice to the other Party at the address and in the manner provided above. Any notice may be given, in addition to the manner set forth above, by facsimile or e-mail, provided that the Party giving such notice obtains acknowledgment by facsimile or e-mail that such notice has been received by the Party to be notified.  Notices made in this manner shall be deemed to have been given when such acknowledgment has been transmitted.  Any provision of this Article 12.11 to the contrary notwithstanding, any notice to SORRENTO shall be effective if given as to SORRENTO prescribed above by Lee’s, despite any failure to deliver copies as prescribed above.

IN WITNESS WHEREOF, SORRENTO and Lee’s have caused this Agreement to be signed by their duly authorized representatives, under seal, as of the day and year indicated above.

Sorrento Therapeutics, Inc.

By:	/s/ Henry Ji
Print Name:	Henry Ji, Ph.D.
Title:	President & CEO
Date:	October 3, 2014

China Oncology Focus Limited

By:	/s/ Benjamin Li
Print Name:	Benjamin Li
Title:	Chief Executive Officer
Date:	October 3, 2014

Exhibit A

Licensed Compound

●	IgG1 form of * listed as * clones * and *.

[*]  Certain information on this page has been omitted and filed separately with the Securities and Exchange Commission.  Confidential treatment has been requested with respect to the omitted portion

Exhibit B

Patent Rights

Territory	Title	Application No	Status	Publication No.	Ownership
WIPO	Antigen binding proteins that bind PD-L1	*	Pending	US * A2	Sorrento Therapeutics, Inc.

[*]  Certain information on this page has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portion

Exhibit C

Stock Purchase Agreement

Exhibit D

Commercial Development Plan and Benchmarks

To be filled within 6 months of the Effective Date

Exhibit E

Licensed Materials

Research cell bank (RCB) stocks of Chinese hamster ovary (CHO) lines stably transfected and expression the * clones * and * will be licensed from Sorrento to Lee’s Pharma. These materials will be used to generate the master cell bank (MCB) for production of preclinical and clinical antibody material.

[*]  Certain information on this page has been omitted and filed separately with the Securities and Exchange Commission.  Confidential treatment has been requested with respect to the omitted portion